Compañía de Minas Buenaventura

Code of Ethics and Good Conduct

Code of Ethics and Good Conduct	Page 1 of 16

Table of Contents

Message from the CEO		2

1. General Matters		3

1.1.	Objectives	3

1.2.	Scope	3

1.3.	Basic Definitions	3

2. Stakeholder Relations		4

2.1	Commitment to each other	4

2.2	Commitment to Our Shareholders	4

2.3	Commitment to Our Clients and Suppliers	6

2.4	Commitment to Our Communities and the Environment	7

2.5	Commitment to Our Authorities, State, and Society	7

3. Violation of the Code of Ethics and Good Conduct		9

4. Complaint Mechanisms		10

5. Exhibits		11

5.1 Examples of Violation of the Code of Ethics and Good Conduct		11

5.2 Declarations of Compliance		14

Code of Ethics and Good Conduct	Page 2 of 16

Message from the CEO

Buenaventura’s reputation is a consequence of the mission, passion, hard work, and commitment of its founders and those of us who have worked with them to achieve what we are today: one of the largest mining groups in Peru. Our reputation is not only based on our success as a company, but also on who we are and what sets us apart as people: our values, actions, and decisions are what define us, and that is why it is so important to commit ourselves to comply with our Code of Ethics and Good Conduct, in order to achieve the objectives we set for ourselves year after year.

As such, Buenaventura’s success is tied to a series of values that form the foundation of the way we think and act, as well as the principles on which we have developed our Code of Ethics and Good Conduct:

•	Respect: Treating people well, with courtesy, valuing their culture, opinions, and rights
•	Industriousness: Giving the best of ourselves at work, acting safely and responsibly
•	Loyalty: A sincere and faithful commitment to the vision, objectives, and values of the organization
•	Integrity: Putting our values into practice under all circumstances, wherever that may be
•	Honesty: Consolidating ourselves as outstanding professionals with an impeccable background
•	Transparency: Reporting and communicating clear, reliable, and timely information on the acts, events, and results of the organization

People are our most valuable asset, and each one of you plays an important role in our organization, representing Buenaventura before its shareholders, clients, suppliers, public entities, and communities. To achieve this, we trust that you will always maintain the highest standards of behavior in the performance of your duties and ensure that your acts continuously emphasize the excellent reputation of Buenaventura and its subsidiaries.

While this document addresses a series of situations that any of us may face at any given moment, it is impossible to cover every situation that may arise. Therefore, if you are not sure about the correct way to act, ask your direct supervisor or use the confidential communication lines to inform the Management or Ethics Officer about any problem that may be encountered.

We thank you for taking the time to read and understand our Code of Ethics and Good Conduct. Our values define who we are and must remain steadfast.

We are sure that we will have your full support, enthusiasm, and commitment to continue building the future of Buenaventura’s Group as one single Company.

Warm Regards,

Roque Benavides Ganoza

Chief Executive Officer

Code of Ethics and Good Conduct	Page 3 of 16

1.	General Matters

1.1.	Objectives

The Code of Ethics and Good Conduct describes the way in which we should work, and contains the behavioral principles and guidelines to be followed by all Employees of Buenaventura´s Group (hereinafter, the “Group,” “Buenaventura,” or the “Company”). This Code and its exhibits are designed to help us evaluate and resolve different types of situations that we may encounter.

1.2.	Scope

The Code of Ethics and Good Conduct is applicable to all Employees from the Group, who shall adhere to the principles and requirements hereof.

1.3.	Basic Definitions

▪	Buenaventura´s Employee: All those persons who work for the Group, regardless of their job, geographic location, level of responsibility, or the subsidiary to which they belong.

▪	Duty of Diligence: Obligation to act prudently, promptly, and in good faith, always in the best interest of the Company.

▪	BVN Ethics Channel: Anonymous and independent means available to the Group’s Employees, so that they may report unusual situations or violations of the Code of Ethics and Good Conduct, or to other policies or procedures of the Company. The telephone number and email address are provided in Point 4 of this Code, and are available to all Employees 24 hours a day, 7 days a week, 365 days a year.

▪	Stakeholders: All groups directly or indirectly affected by the performance of Buenaventura’s business activities (e.g., Employees, clients, suppliers, communities, authorities, etc.).

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2.	Stakeholder Relations

2.1	Commitment to Each Other

Labor Relations with all Employees	We undertake to treat all persons with respect and fairness, caring for their safety and investing in their development. Likewise, we expect them to act with integrity, performing their duties honestly and transparently, without seeking undue personal advantage.

Respect for Others (Prevention of Bullying and Harassment)	We undertake to maintain a work environment free of bullying[1], intimidation, and harassment[2]. As such, mutual respect shall form the basis for relations among Employees. Any act to the contrary will be punished by the corresponding sanctions.

Safe and Healthy Environment	We undertake to provide people with a safe and healthy work environment. There is no objective that justifies posing a risk to the physical integrity thereof. We are responsible for sharing and requiring the compliance of safety measures by visitors, clients, Employees, and contractors.

(For more information, see: Safety Manual)

Violence-Free Environment	We undertake to treat our visitors, clients, Employees, contractors, and people in general with respect, dignity, fairness, and courtesy, expecting them to reject and report any acts of violence they may observe.

2.2	Commitment to Our Shareholders

Altering Reports or Records	Our reports and records must be a complete, exact, timely, and truthful reflection of the Company’s situation. This is our primary measure for ensuring the trust of our shareholders and stakeholders.

We undertake not to alter the Company’s reports or records, not to provide false information to a superior, and not to violate the standards or procedures established.

Likewise, we undertake not to exert influence or pressure on our Employees to alter reports, records, or apply improper financial or accounting practices.

(For more information, see: Anti-Bribery Policy)

Employees shall not provide or report false information during the performance of their duties.

1Acts of constant hostility or annoyance

2To produce fear, terror, contempt, or discouragement in the Employees, affecting their work

Code of Ethics and Good Conduct	Page 5 of 16

Avoid Conflicts of Interest	Those persons subject to this Code must act out of loyalty to Buenaventura’s vision, avoiding conflicts of interest (real or apparent) between personal interests and those of the Group.

A conflict of interests exists when Employees are in a position where they must choose between two incompatible interests, or when a personal matter prevents them from making decisions in the best interest of the Group.
We undertake not to abuse our job position with the aim of gaining an undue advantage; not to accept, agree to, or offer, whether directly or indirectly, any type of gratification for our own benefit or that of third parties outside the Group, such as, for example:

▪	Participating in personal negotiations that involve the Company’s operations, directly or indirectly representing our own interests, those of our families, or related third parties.
▪	Being a consultant, director, executive, or Employee of, or have an interest in a supplier, contractor or subcontractor, client, or competitor of the Company with the consent of the latter.
▪	Receiving undue personal benefits as a result of assets or services property of the Company.
▪	Accepting money, gifts, discounts, or loans from suppliers, clients, or competitors of the Company without the knowledge or approval of the Company.

As per the Company’s Policy, all persons subject to this Code must declare whether or not they have a conflict of interests, being compelled to report any modification to such declaration as soon as any conflict of interest arises.

(For more information, see: Conflict of Interests Policy)

Responsible Use of Delegated Authority	We undertake to always comply with the policies, procedures, and controls implemented by Buenaventura, including those applicable to negotiation processes and the approval of procurements and contracts.

This means following the inquiry procedures, thus avoiding any possibility of exceeding the authority vested in us.

Fraud Prevention	Theft and fraud are crimes and will not be tolerated in Buenaventura. These acts affect our reputation, market value, and culture. Fraud means any act of intentional misrepresentation aimed at obtaining undue benefit. These types of acts are related to:

▪ Appropriation of the Company’s assets and information
▪ Acts of corruption or conflicts of interest
▪ Acts of altering operating reports or financial statements

We undertake to promptly report any doubt or suspicion related to potential fraud, bribery, or other irregularities.

Code of Ethics and Good Conduct	Page 6 of 16

Gifts, Training Activities, and Undue Courtesies	We will not receive or give out, whether directly or indirectly, favors, gifts, and/or courtesy items that may compromise or give the impression of compromising our impartiality or that may in any way limit our ability to act with integrity in favor of the Company’s interests. This standard includes members of our immediate families.

(For more details, see: Anti-Bribery Policy).

Responsible Use of Trips	We undertake to make responsible use of the budget and other resources allotted by Buenaventura for trips inside and outside the country.

Responsible Use of Information	We undertake to responsibly use all of the Company’s technological resources and assets assigned to use solely for work purposes.

Technologies and Company Assets	We understand that our personal information or email created or stored on computers or other electronic media such as portable devices belonging to the Company are not considered private.

We follow Buenaventura’s policies with regard to the use of the Company’s information technologies and assets, in the understanding that our emails may be saved and submitted to monitoring or audits at any time, without prior notice.

Inappropriate Use of Confidential or Insider Information	Our objective is to protect the confidential or insider information of Buenaventura (that which is property of the Company or third parties that is not publicly available or known), in accordance with professional standards, the applicable laws, internal policies, and good professional judgment. For such reason, we are compelled to:

▪	Establish mechanisms to comply with the protection of the personal information of Employees, clients, suppliers, or other persons or entities.
▪	Take measures to protect the records, documents, computers, and other sources of data that contain confidential information.
▪	Not to use confidential information for personal gain.
▪	Not to disclose information that may have an impact on business without the proper express written authorization of the Company.
▪	Not to negotiate, directly or indirectly, any of the Company’s shares making use of insider information, in compliance with the provisions established on the matter in the Consolidated Text of the Security Markets Act, approved by Supreme Executive Order 093-2002-EF, as amended, repealed, and/or substituted.

(For more details, see: General Information Safety Policy)

2.3	Commitment to Our Clients and Suppliers

Relations with Our Suppliers and the Market	We undertake to establish relations based on ethical and fair professional practices with our suppliers and third parties, operating in a truthful, fair, and corruption-free manner, complying with the applicable laws and standards.

Code of Ethics and Good Conduct	Page 7 of 16

Fair and Ethical Agreements	We commit to negotiate fair agreements with our partners, suppliers, and competitors.

2.4	Commitment to Our Communities and the Environment

Charity Contributions	We undertake to make donations solely for the purpose of promoting the sustainable development of the communities with whom we have established relations, fighting poverty, and protecting the environment, all of which shall necessarily be coordinated with the CEO’s office.

(For more details, see: Communities Manual / Anti-Bribery Policy)

Community Relations	We undertake to create and maintain relations with regard to the communities with whom we have established relationships, to promptly take care of any aspects that may affect them, and to periodically evaluate the impact of our activities on local social and economic development.

(For more details, see: Communities Manual)

Environmental Relations	We undertake to achieve the efficient use of natural resources, including the reduction and prevention of pollution and greater protection of biodiversity when evaluating ecological values and the use of the land in the performance of our activities.

2.5	Commitment to Our Authorities, State, and Society

Compliance with Laws and Regulations	In the different countries where it operates, Buenaventura has the obligation and assumes the commitment to comply with all laws and regulations applicable to the mining sector. Additionally, because it is listed on the New York Stock Exchange, Buenaventura is committed to comply with the laws and regulations of the United States of America.

For such effect, the persons subject to this Code undertake to report any suspicion of illegal activities or violations to the aforementioned by Employees or third parties.

Corruption	We oppose all acts of corruption. All illegal or undue payments made to obtain personal benefits or benefits for the Company or third parties are forbidden.

Bribery	We must not promise, offer, or provide undue advantages to a person or entity, whether directly or through an intermediary, for said person or entity to perform or refrain from performing any act that leads to the violation of its corporate or public duties. The person who receives or agrees to receive an undue advantage is also engaged in bribery.

(For more details, see: Anti-Bribery Policy)

Code of Ethics and Good Conduct	Page 8 of 16

Inappropriate Interactions with Public Officials	We have the responsibility not to engage in undue interactions with Public Officials by offering or promising money, benefits, or gifts in order to influence their decisions (directly or indirectly).

(For more details, see: Anti-Bribery Policy)

Asset Laundering / Financing of Terrorism	We undertake not to:

▪	Cover up money or assets coming from illegal activities
▪	Acquire, use, or withhold money or other assets coming from illegal activities
▪	Participate, directly or indirectly, in commercial, financial, or other relations involving assets coming from criminal or illegal activities
▪	Forge, hide, or destroy documents in order to hamper an investigation into Asset Laundering and/or the Financing of Terrorism
▪	Inform any person, entity, or organism, through any means or modality, of the fact that any information has been requested by and/or provided to the Financial Intelligence Unit (UIF-Perú).

(For more details, see: Manual on the System for the Prevention of Asset Laundering and the Financing of Terrorism)

Political Contributions	As a general rule, we do not make political donations, whether in cash or kind. If any contribution is made, it shall be previously approved by the CEO, permitted under local law, performed without any promise or expectations of favors in exchange, and duly booked in the accounting records.

(For more details, see: Anti-Bribery Policy)

Code of Ethics and Good Conduct	Page 9 of 16

3.	Violation of the Code of Ethics and Good Conduct

In case of verification of any kind of violation of this Code of Ethics and Good Conduct by an Employee of Buenaventura, said Employee shall be sanctioned depending on the severity of the case. The sanctions may be as follows:

Type of
Offense	Sanction	Description of the Sanction

Minor	Verbal or written warning	Offenses considered minor shall result in a warning (verbal or written, in case of repeat offenses) including notification that the offense may be considered severe if undesirable conduct persists. In the case that a written warning is issued, it shall be kept in the Employee’s personal file.

Moderate	Temporary suspension without pay	Offenses considered moderate shall result in the Employees’ temporary suspension from their job, without pay. The number of days’ suspension shall be determined by the Ethics Committee, as permitted by law.

Severe	Termination	Offenses considered severe shall result in the termination of the Employee who committed the offense.

(For more details, see: Complaint Response Procedure)

If necessary, the Company shall forward cases of violation to the corresponding authorities.

Buenaventura’s Code of Ethics and Good Conduct establishes guidelines on how we should work. However, not all situations have been expressly set forth herein. Without prejudice to the foregoing, it is expressly established that any situation not expressly included in the Code may also be sanctioned in case it violates the guidelines established in this Code.

Code of Ethics and Good Conduct	Page 10 of 16

4.	Complaint Mechanisms

What should I report?

Any situation that gives rise to doubts or suspicions of the violation of this Code of Ethics and Good Conduct, or other policies and procedures established by Buenaventura.

Who should report incidents?

All of Buenaventura’s Employees are compelled to file reports in the case that a potential violation is identified.

What channels are available to file a complaint?

All situations shall be reported using the following mechanisms:

▪	Toll-free hotline, available locally, nationally, and internationally:

0800-55-410

▪	Email:

LineaEticaBVN@GetInTouch.com

What information should I provide?

▪	Who are the person(s) responsible/involved?
▪	What are their jobs or positions?
▪	What did each of them do? (specific situation)
▪	What happened?
▪	Where did it happen?
▪	How long did it happen for?
▪	When?
▪	Is it still happening?
▪	Where is there evidence or backing that may be confirmed by the Company?
▪	Who else knows about this situation?

It is important to provide details so that the report may be considered valid for purposes of initiating an investigation process.

Buenaventura undertakes to foster a work environment where Employees may communicate their concerns without fear of reprisals, as well as maintaining anonymity to avoid any unfair treatment of those who report their concerns or any irregularity they may have detected.

Code of Ethics and Good Conduct	Page 11 of 16

5.	Exhibits

5.1	Examples of Violation of the Code of Ethics and Good Conduct

We remind you that these are only a few examples of situations that we may be faced with at a given time. As such, if you are unsure of the right way to act when facing similar situations or other cases, ask your direct supervisor or use the confidential communication lines to inform the Management or Ethics Officer regarding any problem you may be faced with.

Altering Buenaventura´s Reports or Documents	Q: An Employee, worried about the absence of a colleague whose child is ill, forges his signature in the Attendance Log for a training session which the colleague did not attend. Is this OK?

A: No. He is not telling the truth. Falsifying information is considered fraud and may result in administrative or criminal sanctions for both the Employee and the Company. If you observe this type of situation, you should report it using one of the mechanisms made available by the Company.

Conflict of Interests	Q: An Employee knows that the service provider ABC S.A..—which is being considered for contracting or has already been contracted—has a connection with the brother of the Contract Supervisor. Is this declaration important for the Company? Is there a conflict of interests if the Company contracts the supplier ABC S.A.?

A: Yes. As part of your duty to be truthful, you must report this situation immediately to Buenaventura’s Head of Contracts. The Supervisor, as well as each one of us, has the duty to declare any potential or real conflict of interests during the performance of our tasks.

Gifts, Entertainment Activities, and Undue Courtesy Items	Q: A supplier that is currently participating in a tender offers a trip abroad to the Company staff involved in the selection process. Is there a problem if any of the staff members accepts the trip?

A: Yes. The Company staff participating in the selection process must safeguard the interests of Buenaventura, and to do so, they must be independent and objective. A trip may be seen as an economic benefit given to the staff members, and may thus influence their decision in the tender.

Responsible Use of Company´s Information Technologies and Assets	Q: The Company has trucks used for work transport. An Employee uses the truck provided by the Company to take a family trip during his vacation time. Is this allowed?

A: No. The Company provides vehicles for the exclusive use of the duties inherent to each job position. Personal activities unrelated to Buenaventura’s activities are prohibited.

Code of Ethics and Good Conduct	Page 12 of 16

Inappropriate Use of Confidential Information	Q: An Employee has access to inside information that the Company is going to initiate an expansion plan, and will thus double its annual production starting next year. Can the Employee disclose this information to his friends and family?

A: No. By doing so, he would be violating the confidentiality of the information. The Company’s internal information shall be kept private until the Company gives authorization for it to be made public. In case of suspicion that someone has disclosed confidential information before being directed to do so by Buenaventura, such situation shall be reported immediately via the BVN Ethics Line.

Corruption	Q: An Employee paid a government auditor not to report findings that compromise the Company. Do I have a responsibility to do something about this?

A: Yes. As part of your duty to act with integrity, you must immediately report the situation through the BVN Ethics Line, so that it may be forwarded to the corresponding persons. You should take into account that it is forbidden to make or accept payments of this type to auditors and inspectors, given that it goes against Buenaventura´s values.

Bribery	Q: A third party has offered to obtain the operating license for a Unit in half the normal time, in exchange for a payment. What should I do?

A: You should reject this offer and report the situation immediately through the BVN Ethics Line. Any offering or performance of “facilitation payments” to any third party is prohibited under Buenaventura’s Anti-Bribery Policy.

Inappropriate Interactions with Public Officials	Q: An Employee hired the services of a contractor owned by the President of the Region where the Mining Unit operates. Should I report it?

A: Yes.You must report this situation immediately via the BVN Ethics Line, since this type of contracting economically benefits and Authority and may influence, or give the impression of influencing, the decisions made by said Authority.

Asset Laundering / Financing of Terrorism	Q: An Employee from the Commercialization area of Buenaventura is negotiating with a client looking to buy ore at a significantly higher price that than of its competitors. Is this ethical?

A: No. In case of identifying an operation that appears to be abnormal, you must report it immediately to your direct Supervisor, who may advise you in a timely manner on how to perform a correct and ethical transaction in a transparent manner.

Code of Ethics and Good Conduct	Page 13 of 16

Undue Political Contributions	Q: A candidate for the mayor’s office in a community near the Mining Unit demands a payment through donations to finance his campaign, threatening to stir up the community members and block the access roads if the payment is not made. What should I do?

A: You should report it immediately to the Ethics Officer, who will act together with the Vice Presidents’ offices to evaluate the situation and determine the best way to proceed based on the Company’s guidelines and interests.

Code of Ethics and Good Conduct	Page 14 of 16

5.2	Declarations of Compliance

DECLARATION OF FAMILIARITY AND COMPLIANCE WITH

BUENAVENTURA’S CODE OF ETHICS AND GOOD CONDUCT

TO:	ADMINISTRATIVE AND HUMAN RESOURCES MANAGEMENT

FROM:
	Father’s Last Name	Mother’s Last Name	Name(s)

Unit

Work Area

DATE:

I do hereby declare that I have read and understood in its entirety the Code of Ethics and Good Conduct of Compañía de Minas Buenaventura S.A.A.

I therefore undertake to comply with the provisions and declare my knowledge that any attitude in opposition to the Code of Ethics and Good Conduct is subject to sanctions and disciplinary measures that may include termination of my job with the Company, as per the legal framework in force.

I likewise declare that I am familiar with the obligation to report the identification of any violation of the provisions set forth in the Code of Ethics and Good Conduct, communicating such violations to the Ethics Officer through the means authorized by the Company (telephone hotline, email, and website).

Name and Signature of the Direct	Employee’s Signature
Supervisor, in Confirmation of his/her
Awareness

Code of Ethics and Good Conduct	Page 15 of 16

AGREEMENT OF CONFIDENTIALITY

AND NON-DISCLOSURE OF INFORMATION

TO:	ADMINISTRATIVE AND HUMAN RESOURCES MANAGEMENT

FROM:
	Father’s Last Name	Mother’s Last Name	Name(s)

Unit

Work Area

DATE:

I undertake to strictly maintain confidentiality of, and not to disclose or use for my own benefit or that of third parties, the Confidential Information of the Company or any of the Companies of the Group, even after the termination of my labor relationship with them.

I understand “Confidential Information” to mean all non-public information provided to stock exchange supervisory bodies, information for activities or stock exchange transactions, information provided to the Company under the obligation of confidentiality, or information that may be used by the competitors, suppliers, or clients of the Company to their own benefit.

Name and Signature of the Direct	Employee’s Signature
Supervisor, in Confirmation of his/her
Awareness

Code of Ethics and Good Conduct	Page 16 of 16

DECLARATION OF CONFLICT OF INTERESTS

TO:	ADMINISTRATIVE AND HUMAN RESOURCES MANAGEMENT

FROM:
	Father’s Last Name	Mother’s Last Name	Name(s)

Unit

Work Area

DATE:

I hereby declare that neither I nor any of my family members currently has or has had any interest whatsoever, or has engaged in any acts that may run contrary to this Code of Ethics and Good Conduct.

To the contrary, if I have any doubt regarding a particular situation where my personal interests may be in apparent conflict with the interests of Buenaventura, I hereby inform you of it, as follows:

Name and Signature of the Direct	Employee’s Signature
Supervisor, in Confirmation of his/her
Awareness

LRL/ANH-jcj/mcp

270467K14.8